By courier anticipated by email

Milan, March 16, 2015

To:

SIFCO Industries, Inc.

970 East 64th Street

Cleveland, Ohio 44103

To the kind attention of the Chief Executive Officer Mr. Michael Lipscomb

Email: mlipscomb@sifco.com

RE: Proposal of Share Purchase Agreement

Dear Sirs,

We make reference to our recent discussions in order to propose you to enter into a share purchase agreement pursuant to the terms and conditions set forth herein below.

* * *

Share Purchase Agreement
by and between
Riello Investimenti Partners SGR S.p.A.
Giorgio Visentini
Giorgio Frassini
Giancarlo Sclabi
Matteo Talmassons
and
SIFCO Industries, Inc.

Table of contents

1.    DEFINITIONS – INTERPRETATION – ANNEXES    5
2.    SUBJECT MATTER AND PURCHASE PRICE    12
3.    CONDITION PRECEDENT TO THE CLOSING    16
4.    CLOSING    18
5.    COVENANTS OF THE PARTIES    19
6.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS    22
7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER    29
8.    INDEMNIFICATION    30
9.    MISCELLANEA    35

3

SHARE PURCHASE AGREEMENT
This share purchase agreement (the “Agreement”) is entered into by and among:

I.
Riello Investimenti Partners SGR S.p.A., a company incorporated under the laws of Italy, having its registered office in Milano, Via Melone 2, registered with the Companies Register of Milano, registration number and tax code n. 04129580280, corporate capital of Euro 1,000,000.00 fully paid-in, registered with n. 93 to the “Albo delle società di gestione del risparmio” held by Banca d’Italia pursuant to article 35 D. LGs 58/1998 (“RIP”), in the name and on behalf of the fund “GATE” (“Fund”), managed by RIP pursuant to the “regolamento di gestione” approved by Banca d’Italia on March 22, 2007, hereby represented by Luigi Terranova, duly authorized pursuant to resolution of the Board of Directors of RIP, attached hereto as Annex I;

II.
Giorgio Visentini, born in Venezia (Italy), on February 17, 1948, fiscal code VSNGRG48B17L736T (“GV”), hereby represented by Giancarlo Sclabi, duly authorized pursuant to a power of attorney, attached hereto as Annex II;

III.
Giorgio Frassini, born in Padova (Italy), on January 22, 1947, fiscal code FRSGRG47A22G224E (“GF”) hereby represented by Giancarlo Sclabi, duly authorized pursuant to a power of attorney, attached hereto as Annex III;

IV.	Giancarlo Sclabi, born in Losanna (Switzerland), on October 23, 1958, fiscal code SCLGCR58R23Z133P (“GS”);

V.
Matteo Talmassons, born in Udine (Italy), on August 15, 1975, fiscal code TLMMTT75M15L483V (“MT”) hereby represented by Giancarlo Sclabi, duly authorized pursuant to a power of attorney, attached hereto as Annex V;

(RIP, the Fund, GV, GF, GS and MT are, also defined, collectively, as the “Sellers” and, each of them, individually, as a “Seller”)
- on one side -

VI.
SIFCO Industries, Inc., a company incorporated under the laws of the State of Ohio, or an Affiliate to be formed by SIFCO Industries, Inc. (“Purchaser”), hereby represented by Michael Lipscomb, duly authorized pursuant to resolution of the Board of Directors of Purchaser, attached hereto as Annex VI;

- on the other side -
(Sellers and Purchaser are also defined, collectively, as the “Parties” and each of them, individually, as a “Party”).
WHEREAS

(A)
The Sellers own n. 670,112 shares, representing the 95.73% of the corporate capital of C Blade S.p.A. Forging & Manufacturing, an Italian joint stock company (società per azioni) active in the field of the international turbine blades manufacturing, with registered office in Maniago (PN), Via Genova n. 1, registered with the Companies Register of Pordenone, registration number and tax code n. 01391770938, corporate capital of Euro 3,500,000.00 fully paid-in (the “Company”), and divided into n. 700,000 shares, each share having a par value of Euro 5.00.

(B)	The corporate capital of the Company is divided among the Sellers as follow:

(i)
RIP, on behalf of the Fund, with n. 576,295 shares, with an aggregate par value of Euro 2,881,475.00, incorporated in the share certificates n. 1 and 4, representing the 82.33% of the corporate capital of the Company;

(ii)	GV with n. 53,610 shares, with an aggregate par value of Euro 268,050.00, incorporated in the share certificate n. 2, representing the 7,66% of the corporate capital of the Company;

(iii)	GF with n. 29.485 shares, with an aggregate par value of Euro 147,425.00, incorporated in the share certificate n. 3, representing the 4,21% of the corporate capital of the Company;

(iv)	GS with n. 5.361 shares, with an aggregate par value of Euro 26,805.00, incorporated in the share certificate n. 5, representing the 0,77% of the corporate capital of the Company;

(v)	MT n. 5.361 shares, with an aggregate par value of Euro 26,805.00, incorporated in the share certificate n. 6, representing the 0,77% of the corporate capital of the Company;
(the above are collectively defined as the “Company Shares”).

(C)
The Company owns n. 29.888 shares, with an aggregate par value of Euro 149,440.00, incorporated in the share certificate n. 7, representing the 4,27% of the corporate capital of the Company (the “Company Own Shares”).

(D)
Without prejudice of the provisions of Section 6.24.2, the Purchaser has conducted a thorough and accurate business, financial, legal, accounting and tax advisors due diligence on the information and documents provided by the Sellers and their consultants during the due diligence exercise and the negotiation of this Agreement.

(E)	The Purchaser is willing to purchase, and the Sellers are willing to sell to the Purchaser, the Company Shares at the terms and conditions provided for in this Agreement.
NOW THEREFORE, in consideration of the foregoing and the above premises which represent a substantial part of this Agreement the Parties agree as follows.

1.	DEFINITIONS – INTERPRETATION – ANNEXES

1.1	Definitions
In this Agreement, and in the Recitals and Annexes hereto, terms not otherwise defined, shall have the meanings ascribed to them below.

1.1.1
“2013 Financial Statements” means the financial statements as defined in Article 2423 of the ICC as of December 31, 2013, prepared in accordance with the accounting principles as historically applied by the Company, and attached hereto as Annex 1.1.1.

1.1.2
“2014 Italian GAAP Financial Statements” means the financial statements prepared in accordance with Italian GAAP pursuant to Section 5.3 hereof to be delivered by the Sellers pursuant to Section 3.1.2 and it will be attached hereto as Annex 1.1.2 at the time of Closing, which shall include a balance sheet, income statement, and statement of cash flows.

1.1.3	“2014 U.S. GAAP Financial Statements” means the 2014 Italian GAAP Financial Statements as conformed to U.S. GAAP pursuant to Section 5.3.

1.1.4	“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization as of December 31, 2014 as resulting from the 2014 Italian GAAP Financial Statements

(and determined by using the Italian GAAP) plus or minus adjustments as defined in Annex 1.1.4.

1.1.5
“Affiliate” means, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by, or under common control with, such Person.

1.1.6	“Agreement” means this Agreement, including the Recitals herein and the Annexes hereto, as subsequently amended and modified.

1.1.7	“Antitrust Authority” means the Italian Antitrust Authority (i.e., Autorità Garante della Concorrenza e del Mercato) and/or the European Commission.

1.1.8	“Audit” has the meaning set forth under Section 3.1.3.

1.1.9
“Bank Guarantee” means a non-first demand guarantee issued by a bank or an insurance company, having a duration of 4 (four) years and for the maximum guaranteed amount equal to Euro 4,000,000.00, substantially in the form attached hereto as Annex 1.1.9.

1.1.10	“Business Day” means any calendar day other than Saturday, Sunday and any other day on which credit institutions are authorized or required to close in Milano and Pordenone.

1.1.11	“CAP” has the meaning set forth under Section 8.2.3.

1.1.12
“Closing” means the carrying out of the activities necessary, under applicable Law, for the purchase and sale of the Company Shares, free and clear of any Encumbrance, the payment of the Purchase Price and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all the obligations and transactions required to be executed, exchanged, performed or consummated on the Closing Date pursuant to Article 4.

1.1.13	“Closing Adjustment” has the meaning set forth under Section 2.3.1(c).

1.1.14
“Closing Date” shall mean a date ten (10) Business Days after the fulfillment (or waiver) of the last of the Purchaser’s Conditions Precedent under Sections 3.1.2 and 3.1.3 or such other date as may be mutually agreed by the Parties.

1.1.15	“Closing Indebtedness” the Indebtedness of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date.

1.1.16	“Closing Indebtedness Statement” has the meaning set forth under Section 2.3.2(b).

1.1.17	“Closing Working Capital” means the Working Capital of the Company determined as of 11:59 p.m. on the day immediately preceding the Closing Date.

1.1.18	“Closing Working Capital Statement” has the meaning set forth under Section 2.3.1(d).

1.1.19	“Company” has the meaning set forth in Recital (A).

1.1.20	“Company Own Shares” has the meaning set forth in Recital (C).

1.1.21	“Company Shares” has the meaning set forth in Recital (B).

1.1.22	“Direct Claim” has the meaning set forth under Section 8.3.2.

1.1.23	“Disputed Amounts” has the meaning set forth under Section 2.3.1(f)(iii).

1.1.24	“Employee” has the meaning set forth under Section 6.15.1.

1.1.25	“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance or restriction on the use, voting or transfer.

1.1.26	“Escrow Account” means the bank account opened by RIP, also in the name and on behalf of the Sellers, with the Escrow Agent and governed by the Escrow Agreement.

1.1.27	“Escrow Agent” means Intesa Sanpaolo S.p.A.

1.1.28	“Escrow Agreement” means the Escrow Agreement among Sellers, Purchaser, and Escrow Agent to be executed on Closing Date in a form substantially identical to the draft attached hereto an Annex 1.1.28.

1.1.29
“Escrow Amount” means an amount equal to 15% of the Purchase Price, which is to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement and which is to be held to satisfy (i) any Post-Closing Adjustment and the Final Indebtedness Adjustment owed to Purchaser and (ii) indemnification obligation of Sellers pursuant to Section 8 of this Agreement, to the extent provided for and pursuant to the Escrow Agreement.

1.1.30	“Estimated Closing Indebtedness” has the meaning set forth under Section 2.3.2(a).

1.1.31	“Estimated Closing Indebtedness Statement” has the meaning set forth under Section 2.3.2(a).

1.1.32	“Estimated Closing Working Capital” has the meaning set forth under Section 2.3.1(b).

1.1.33	“Estimated Closing Working Capital Statement” has the meaning set forth under Section 2.3.1(b).

1.1.34	“Final Indebtedness Adjustment” has the meaning set forth under Section 2.3.2(c).

1.1.35	“Fund” has the meaning set forth in the preamble of this Agreement.

1.1.36	“Fundamental Representations” has the meaning set forth under Section 8.2.1(b).

1.1.37	“GF” has the meaning set forth in the preamble of this Agreement.

1.1.38
“Governmental Authority” means any legislative, executive or judicial governmental entity (international, foreign, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

1.1.39	“GS” has the meaning set forth in the preamble of this Agreement.

1.1.40	“GV” has the meaning set forth in the preamble of this Agreement.

1.1.41	“ICC” means the Italian civil code, as approved by Royal Decree no. 262 of March 16, 1942, as subsequently amended and integrated.

1.1.42	“Indebtedness” means, with respect to the Company, those obligations listed on Annex 1.1.42.

1.1.43	“Indemnification Claim” has the meaning set forth under Section 8.3.2.

1.1.44	“Indemnification Notice” has the meaning set forth under Section 8.3.2.

1.1.45	“Independent Accountant” has the meaning set forth under Section 2.3.1(f)(iii).

1.1.46
“Intellectual Property Rights” means trademarks, service mark, trade and business name, right in designs, licenses, patents, software licenses, copyrights, and rights in know-how in each case whether registered or unregistered and including applications for the grant of any of the foregoing.

1.1.47
“Interim Management Accounts” means, collectively, (i) the pro-forma management accounts of the Company as of January 31, 2015 attached hereto as Annex 1.1.47 and (ii) an update of the pro-forma management accounts of the Company attached hereto as Annex 1.1.47 (to be delivered by the Sellers to the Purchaser pursuant to Section 5.3.5) as of (a) the last day of the month preceding the month in which the Closing shall occur, in case the Closing Date will fall after the 20th of a month or (b) the last day of the second month preceding the month in which the Closing shall occur, in case the Closing Date will fall between the 1st and the 20th (included) of a month.

1.1.48	“Interim Period” has the meaning set forth under Section 5.2.1.

1.1.49
“Italian GAAP” means the accounting principles set forth in the ICC as defined and interpreted by OIC (“Organismo Italiano Contabilitá”) and by the Italian Accountants’ Organization (“Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri”) as in effect as of the relevant time.

1.1.50	“Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

1.1.51	“Loss” means any actual and direct damage within the meaning of Article 1223 of the ICC, with the express exclusion of any indirect or consequential damage.

1.1.52
“Material Adverse Effect” means with respect to any Party, any event, occurrence, fact, condition or change that: (a) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of such Party; (b) is, individually or in the aggregate, materially adverse to the ability of such Party to consummate the transactions contemplated hereby on a timely basis; or (c) results in material damages to, the destruction of, or the long-term closure of any manufacturing facility of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general (domestic, foreign or global) economic, business or political conditions; (ii) conditions generally affecting the industry in which such Party operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including Italian GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on such Party compared to other participants in the industry in which such Party conducts its business;

1.1.53	“Material Contracts” has the meaning set forth under Section 6.14.1.

1.1.54	“Minimum EBITDA Threshold” has the meaning set forth under Section 2.2(a)(i).

1.1.55	“MT” has the meaning set forth in the preamble of this Agreement.

1.1.56	“Net Return to Sellers” means the Purchase Price minus Estimated Closing Indebtedness plus/minus the Closing Adjustment.

1.1.57	“Party(ies)” has the meaning set forth in the preamble of this Agreement.

1.1.58	“Permits” has the meaning set forth under Section 6.16.

1.1.59	“Person” means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

1.1.60	“Post-Closing Adjustment” has the meaning set forth under Section 2.3.1(e).

1.1.61	“Purchase Price” has the meaning set forth under Section 2.2.

1.1.62	“Purchaser” has the meaning set forth in the preamble of this Agreement.

1.1.63	“Purchaser’s Conditions Precedent” has the meaning set forth under Section 3.1.

1.1.64	“Real Properties” has the meaning set forth under Section 6.11.2.

1.1.65	“Resolution Period” has the meaning set forth under Section 2.3.1(f)(ii).

1.1.66	“Review Period” has the meaning set forth under Section 2.3.1(f)(i).

1.1.67	“RIP” has the meaning set forth in the preamble of this Agreement.

1.1.68	“Seller(s)” has the meaning set forth in the preamble of this Agreement.

1.1.69	“Sellers’ Condition Precedent” has the meaning set forth under Section 3.4.

1.1.70
“Sellers’ Knowledge” shall mean the knowledge of Luigi Terranova, Giorgio Visentini, Giorgio Frassini, Giancarlo Sclabi, Matteo Talmassons, Andrea Pessotto, Corrado Campolin, Gianluca Toneatto, Fabio Pellegrino, Marco Vamerin, Barbara Bravin, Dennis Facchin, Caroline Coutrout, Andrea Nadalutti, or Giancarlo Pagnutti, based on the position and powers of each of them in the Company.

1.1.71	“Signing Date” shall mean the date of execution of this Agreement by exchange of correspondence.

1.1.72	“Statement of Objections” has the meaning set forth under Section 2.3.1(f)(ii).

1.1.73	“Target Working Capital” means the average Working Capital of the twelve calendar months in 2014.

1.1.74
“Tax” means any foreign, federal, state or local income, gross receipts, license, payroll, employments, excise, severance, stamp, occupation, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use transfer, registration, value added, estimated, or other tax imposed by any Governmental Authority and any additions to tax, fines, penalties payable in connection therewith.

1.1.75	“Term” has the meaning set forth under Section 3.1.

1.1.76	“Third Party Claim” has the meaning set forth under Section 8.3.2.

1.1.77	“Threshold” has the meaning set forth under Section 8.2.2(b).

1.1.78	“Undisputed Amounts” has the meaning set forth under Section 2.3.1(f)(iii).

1.1.79	“U.S. GAAP” means United States generally accepted accounting principles in effect from time to time.

1.1.80	“Working Capital” means the current assets set forth on Annex 1.1.80 minus the current liabilities set forth on Annex 1.1.80, determined in accordance with Italian GAAP.

1.2	Interpretative Rules
Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply.

(a)
Interpretation. All the Parties have participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

(b)	Gender and number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)
Headings. The provisions of the table of contents, the division of this Agreement into Articles, Section and other subsections and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)
Sections and Articles. All references in this Agreement to any “Section” and/or any “Article” are to the corresponding section and/or article, respectively, of this Agreement, unless otherwise specified.

(e)	Control. The term “control” has the meaning ascribed to it in Article 2359 of the ICC and the words “controlling” and “controlled” shall be construed accordingly.

(f)	Annexes. The Annexes attached to this Agreement shall be, and shall be construed and interpreted as, an integral part of this Agreement.

1.3	Annexes
The following Annexes are attached to, and incorporated in, and form part of, this Agreement:
Annex I:        Powers of RIP’s representative
Annex II:        Powers of GV’s representative
Annex III:        Powers of GF’s representative

Annex V:        Powers of MT’s representative
Annex VI:        Powers of Purchaser’s representative
Annex 1.1.1:        2013 Financial Statements
Annex 1.1.4:        Adjusted EBITDA
Annex 1.1.9:        Bank Guarantee
Annex 1.1.28:        Escrow Agreement
Annex 1.1.42:        Indebtedness
Annex 1.1.47:        Interim Management Accounts
Annex 1.1.80:        Working Capital
Annex 2.3.1(a):        Inventory Procedures
Annex 6.11.2:        Real Properties
Annex 6.11.3:        Plant, machineries and equipment
Annex 6.12.2:        Tax
Annex 6.13:        Litigation
Annex 6.14.1:        Material Contracts
Annex 6.14.3:        Material Contracts with change of control clauses
Annex 6.15.1:        Employees
Annex 6.15.2:        Social security and welfare charges
Annex 6.15.3:        Compensation and benefit of the executives
Annex 6.15.5:        Labor disputes; labor strike and stoppage
Annex 6.15.9:        INAIL
Annex 6.16:        Permits
Annex 6.18:        Insurance polices
Annex 6.19:        Intellectual Property Rights
Annex 6.20:        Customers
Annex 6.21:        Suppliers
Annex 8.1.1:        Specific Indemnification Matters.

2.	SUBJECT MATTER AND PURCHASE PRICE

2.1	Sale and purchase of the Company Shares

2.1.1
Upon the terms and subject to the conditions of this Agreement, Sellers undertake to sell and transfer to the Purchaser, and the Purchaser hereby undertakes to purchase and acquire from the Sellers, effective as of the Closing Date and upon the consummation of the Closing, the Company Shares, free and clear from any Encumbrance, in consideration of the Purchase Price set forth in this Agreement. By executing this Agreement each Seller irrevocably and unconditionally waives its pre-emption rights over the portion of the Company Shares owned by the other Sellers and gives its consent to the transfer of the Company Shares to the Purchaser at the terms and conditions set forth herein and undertakes to cause the Board of Directors of the Company to approve the transfer pursuant to section 10 of the By-laws, if applicable.

2.1.2
The Sellers acknowledge and agree that the Purchaser is interested and willing to purchase all and not less than all the Company Shares. Should any of the Sellers fail to consummate the Closing and to sell its Company Shares, the Purchaser shall not be obliged to purchase the remaining Company Shares. Therefore, each Seller hereby guarantees the correct and due fulfillment by the other Sellers of each and all obligations provided herein, also to the extent and effect of art. 1381 of the ICC.

2.2	Purchase Price

(a)	The purchase price for the Company Shares has been agreed by the Parties as follows (the “Purchase Price”):

(i)
If the Adjusted EBITDA is less than 4,800,000 Euros (the “Minimum EBITDA Threshold”), the Purchaser shall not be obligated to proceed with the Closing and to consummate the transactions contemplated by this Agreement;

(ii)	If the Adjusted EBITDA is at least 4,800,000 Euros but less than 4,900,000 Euros, the Purchase Price shall be 25,000,000 Euros;

(iii)	If the Adjusted EBITDA is at least 4,900,000 Euros but less than 5,000,000 Euros, the Purchase Price shall be 25,500,000 Euros;

(iv)	If the Adjusted EBITDA is at least 5,000,000 Euros but less than 5,100,000 Euros, the Purchase Price shall be 26,000,000 Euros;

(v)	If the Adjusted EBITDA is 5,100,000 Euros or more, the Purchase Price shall be 26,500,000 Euros.

(b)
At least 5 (five) Business Days before the Closing, Sellers shall deliver to Purchaser the Adjusted EBITDA, prepared with assistance of PricewaterhouseCoopers, along with reasonable supporting documentation. On or prior to the Closing Date, Purchaser may object to the Adjusted EBITDA calculation by delivering to Sellers a written statement setting forth Purchaser’s objections in reasonable detail, indicating each disputed item or amount and the basis for Purchaser’s disagreement therewith. Purchaser and Sellers shall, with assistance from PricewaterhouseCoopers, negotiate in good faith to resolve such objections.

(c)	Subject to the adjustments prescribed in Section 2.3, the Purchase Price shall be paid divided among the Sellers as follow:
(i)    86% (eighty-six per cent) to RIP;
(ii)    8% (eight per cent) to GV;
(iii)    4.40% (four point forty per cent) to GF;
(iv)    0.80% (zero point eighty per cent) to GS;
(v)    0.80% (zero point eighty per cent) to MT.

2.3	Purchase Price Adjustment

2.3.1	Working Capital Adjustment

(a)
On Closing Date the Sellers shall deliver to the Purchaser a printed copy of the inventory as of 48 hours prior to Closing Date. The day after Closing, the Sellers will conduct a joint physical count of the inventory of the Company in order to verify that the inventory showed in the printed copy exists. Representatives of the Purchaser and from Grant Thornton will observe the conduct of the physical inventory. The physical count will be done based on the procedures attached hereto as Annex 2.3.1(a). The Parties agree that the inventory already recorded in the 2014 Italian GAAP Financial Statements - prepared pursuant to Section 5.3 - which is still physically exiting at Closing Date will have the same value indicated in the 2014 Italian GAAP Financial Statements and the new inventory will be valued by applying the same Italian GAAP principles used for the preparation of the 2014 Italian GAAP Financial Statements.

(b)
At least 5 (five) Business Days before the Closing, Sellers shall, with assistance from PricewaterhouseCoopers, prepare and deliver to Purchaser a statement setting forth their good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”). The Estimated Closing Working Capital Statement shall be prepared in accordance with Italian GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the 2014 Italian GAAP Financial Statements. In determining the Estimated Closing Working Capital, the Parties agree that the estimate of the inventory value shall be made as provided in Section 2.3.1(a) above.

(c)
The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus Target Working Capital. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(d)
Within 60 (sixty) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in accordance with Italian GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the 2014 Italian GAAP Financial Statements.

(e)
The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Purchaser an amount equal to the Post-Closing Adjustment from the Escrow Amount.

(f)	Examination and Review

(i)
Examination. After receipt of the Closing Working Capital Statement, Sellers shall have 45 (forty-five) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(ii)
Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Purchaser and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Sellers, shall be final and binding.

(iii)
Resolution of Disputes. If Sellers and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Reconta Ernst & Young S.p.A. with office in Milano, via della Chiusa 2 or, if Reconta Ernst & Young S.p.A. is unable to serve, Purchaser and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the

Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)
Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by Sellers and Purchaser.

(v)
Determination by Independent Accountant. The Independent Accountant shall make a determination solely based on the provisions of this Agreement as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)
Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Purchaser shall be paid from the Escrow Amount.

2.3.2	Indebtedness Adjustment

(a)
At least 5 (five) Business Days before the Closing, Sellers shall, with assistance from PricewaterhouseCoopers, prepare and deliver to Purchaser a statement setting forth its good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”), which statement shall contain a list of each item of Closing Indebtedness (the “Estimated Closing Indebtedness Statement”). The Estimated Closing Indebtedness will be deducted from the Purchase Price payable to the Sellers on the Closing Date.

(b)
Within 60 (sixty) days after the Closing Date, Purchaser shall prepare and deliver to Sellers – together with the Closing Working Capital Statement - a statement setting forth its calculation of Closing Indebtedness, which statement shall contain a list of each item of Closing Indebtedness (the “Closing Indebtedness Statement”). The Closing Indebtedness shall be determined in a manner consistent with the Estimated Closing Indebtedness.

(c)
If the Closing Indebtedness Statement shows the Closing Indebtedness exceeds the Estimated Closing Indebtedness, the Purchase Price will be decreased, on a Euro for Euro basis, by the amount of such shortfall and Sellers will remit such amount to Purchaser. If the Closing Indebtedness Statement shows the Closing

Indebtedness is less than the Estimated Closing Indebtedness, the Purchase Price will be increased, on a Euro for Euro basis, by the amount of such excess and Purchaser will remit such amount to Sellers. This resulting shortfall or excess is referred to as the “Final Indebtedness Adjustment.” All such payments required to be made pursuant to this Section 2.3.2(c) shall be made in compliance with Section 2.3.1(f)(vi).

(d)
The procedures governing disputes of the Closing Working Capital in Section 2.3.1(f) above shall also govern any disputes of the Closing Indebtedness. For the purposes of Section 2.3, the Sellers hereby irrevocably jointly appoint RIP as common legal representative, for the purposes of exercising their rights and obligation, with the representation power to act on their behalf, taking any action RIP deems necessary, appropriate and useful in this connection, including but not limited to, the power to object to the proposed adjustments and execute the procedures governing disputes in Section 2.3.1(f).

2.4	Payment of the Purchase Price and the Escrow Amount
On the Closing Date, Purchaser shall pay to the Sellers or on behalf of the Sellers:

2.4.1
According to the percentages indicated under Section 2.2 above - an amount equal to (i) the Purchase Price, minus (ii) the Escrow Amount minus (iii) the Estimated Closing Indebtedness and (iv) plus or minus (as the case may be) the Closing Adjustment, in immediately available funds with value date (i.e., “data valuta”) on the Closing Date, by wire transfer to the bank accounts to be communicated by each Seller to Purchaser at least 5 (five) Business Days prior to the Closing Date; and

2.4.2	the Escrow Amount, in immediately available funds with value date (i.e., “data valuta”) on the Closing Date, by wire transfer to the Escrow Account.

2.5	Purchaser Right of Designation
The Parties acknowledge and agree that Purchaser may designate a Person to become a party to this Agreement and purchase Company Shares pursuant to Article 1401 of the ICC, provided that such designation is made in accordance with the following provisions: (i) anything in Article 1403 of the ICC notwithstanding, each designation will be validly made if notified in writing to the Sellers, together with the acceptance of the designated Person, at least 10 (ten) Business Days prior to Closing; (ii) the designated Person is an Affiliate of Purchaser; (iii) Purchaser will be jointly and severally liable with such designated Person for the performance of all the obligations and covenants set forth under or in connection with this Agreement and (iv) such designation has no impact on any antitrust and/or tax issues. Following such designation, any reference to “Purchaser” under this Agreement shall refer to such designee.

3.	CONDITION PRECEDENT TO THE CLOSING

3.1	Conditions Precedent to Purchaser’s Obligations
The obligations of Purchaser to proceed with the Closing and to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or prior to the following dates, of the following conditions (the “Purchaser’s Conditions Precedent”):

3.1.2	that from the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect; and

On or prior to June 30, 2015 (the “Term”):

3.1.3	the delivery by the Sellers to Purchaser of the 2014 Italian GAAP Financial Statements prepared by the Company, with assistance of PricewaterhouseCoopers;

3.1.4
the completion by Grant Thornton of an audit of the 2014 U.S. GAAP Financial Statements as of and for the period ended December 31, 2014, as set forth in Section 5.3, which shall contain an unqualified audit opinion (the “Audit”); and

3.1.5	the Adjusted EBITDA is equal to or greater than the Minimum EBITDA Threshold pursuant to Section 2.2(a)(i).

3.2	It is understood that:
(i) the Purchaser’s Conditions Precedent are agreed in the exclusive interest of the Purchaser and may therefore be waived by the Purchaser at any time in writing. Any waiver by the Purchaser will, however, not exempt or free the Sellers from their indemnification obligations hereunder; and
(ii) the Purchaser’s Condition Precedent set forth in section 3.1.3 is executed to fulfill internal compliance requirements of the Purchaser’s group and therefore it shall have no impact on the determination of the Adjusted EBITDA and, as a consequence, on the determination of the Purchase Price.

3.3
If one or more Purchaser’s Conditions Precedent does(do) not occur (or is not waived in writing by the Purchaser) within the Closing Date or the Term (as the case may be), this Agreement shall be automatically terminated (unless the Parties agree to postpone the Closing Date or the Term) and each Party shall be fully released from all its obligations arising from this Agreement, without prejudice to right to indemnification of any non-breaching Party in the event that the non-fulfillment of any of the Purchaser’s Conditions Precedent is due and attributable to any other Party. The aforesaid termination shall have no impact on the obligations arising from (i) Section 9.1 relating to duty of confidentiality, (ii) Section 9.2 relating to the public announcements, (iii) Section 9.5 relating to certain expenses, (iv) Sections 9.9 and 9.10 relating to applicable law and dispute resolution and (v) this Article 3.

3.4	Condition Precedent to Sellers’ Obligations
The obligations of the Sellers to proceed with the Closing and to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at Closing Date, of the condition that the Net Return to Sellers shall be equal to or greater than 12,500,000 Euros (the “Sellers’ Condition Precedent”).

3.5
It is understood that the Sellers’ Condition Precedent are agreed in the exclusive interest of the Sellers and may therefore be waived by the Sellers at any time in writing. Any waiver by the Sellers will, however, not exempt or free the Purchaser from its indemnification obligations hereunder.

3.6
If the Sellers’ Condition Precedent does not occur (or is not waived in writing by the Sellers) within the Closing Date, this Agreement shall be automatically terminated (unless the Parties agree to postpone the Closing Date or the Term) and each Party shall be fully released from all its obligations arising from this Agreement, without prejudice to right to indemnification of any non-breaching Party in the event that the non-fulfillment of the Sellers’ Condition Precedent is due and attributable to any other Party. The aforesaid termination shall have no impact on the obligations arising from (i) Section 9.1 relating to duty of confidentiality, (ii) Section 9.2 relating to the public announcements, (iii) Section 9.5 relating to certain expenses, (iv) Sections 9.9 and 9.10 relating to applicable law and dispute resolution and (v) this Article 3.

4.	CLOSING

4.1	Date and place of Closing
The Closing shall take place at the offices of Gianni, Origoni, Grippo, Cappelli & Partners, in Milan, on the Closing Date before the Notary Public designated by the Purchaser. Possession of the Company Shares will be given to Purchaser as of 12:00 a.m. on the Closing Date.

4.2	Actions and deliveries at Closing
In addition to any other action to be taken and to any other instrument to be executed or delivered pursuant to this Agreement, on the Closing Date or, where possible, prior to the Closing Date:

4.2.3	the Sellers shall:

(a)
cause all directors and all statutory auditors (both permanent and alternate) of the Company to submit and deliver their resignation letters (copies of which shall be delivered to the Purchaser by the Sellers), effective as of the Closing Date, provided that the resignation letter shall contain a release of the Company from any obligations of the Company towards directors and statutory auditors in relation to such offices, except for the fees, considerations and bonuses accrued up to Closing and not paid yet at that date;

(b)
procure that a shareholders meeting of the Company be validly held in order to resolve in favor of the full release, to the maximum extent allowed under Italian Law and pursuant to Article 2393 and Article 2407 of the ICC, of the directors and statutory auditors of the Company (who will have resigned from office pursuant to point (i) above) from any and all liabilities arising out of their activities and functions carried out as directors and/or statutory auditors, as the case may be, for the entire period of their office and until the Closing Date;

(c)
procure that a shareholders’ meeting of the Company be held in order to resolve in favor of the appointment of a new Board of Directors and, possibly, a new Board of Statutory Auditors, whose members shall be designated in advance in writing by the Purchaser, at least 3 (three) Business Days prior to the Closing Date;

(d)
duly endorse and deliver to the Purchaser the certificates representing the Company Shares in order to transfer full, good and valid title, free and clear of any Encumbrance, to the Company Shares to the Purchaser, being it understood that no document or instrument executed in connection with the transfer of the Company Shares shall have the effect of amending or novating the Agreement;

(e)	sign the Escrow Agreement with the Escrow Agent and the Purchaser;

(f)	cause the Company to duly record in its shareholders’ ledger the transfer of the Company Shares in favor of the Purchaser; and

(g)	deliver a closing certificate signed by the Sellers updating the information on the Annexes to the date of Closing and attaching the 2014 Italian GAAP Financial Statements as an Annex.

4.2.4	the Purchaser shall:

(a)	pay to the Sellers the Purchase Price in accordance with Sections 2.2 and 2.4 above;

(b)	sign the Escrow Agreement with the Escrow Agent and the Seller and deposit the Escrow Amount with the Escrow Agent;

(c)
deliver a letter in which it undertakes (i) not to initiate, or permit to be initiated or continued, at any time, any action, suit, claim or litigation based on Articles 2393, 2393-bis, 2395, and 2407 of the ICC against the directors and/or statutory auditors of the Company who will have resigned from their offices; and (ii) to hold harmless and indemnify any of such directors and/or statutory auditors for any and all liabilities, costs (including reasonable legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation, relating to their offices as directors and/or statutory auditors or their existence of direction and coordination activity, as the case may be, brought against them pursuant to Articles 2393, 2393 bis, 2395 and 2407 of the ICC in breach of its obligation under (a) above.

4.2.5
the Parties shall execute and deliver, or cause to be executed and delivered, to the Parties any documents as may be necessary, under applicable Law, to effect the transactions contemplated in this Agreement in accordance with any applicable Law.

4.3	One Transaction and No Novation
All actions and transactions constituting the Closing pursuant to Section 4.2 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement. No document executed or activity carried out on the Closing Date shall have the effect of amending or novating any provision of this Agreement.

5.	COVENANTS OF THE PARTIES

5.1	Supplement of Annexes
From time to time after the date of this Agreement but in any event not later than the Closing Date, Sellers will supplement or amend the Annexes with respect to any matter existing before or occurring after the date of this Agreement that would have been required to be set forth or described in the Annexes or which is necessary to correct any information set forth in the Annexes which has been rendered inaccurate thereby.

5.2	Interim Period

5.2.1
Except as otherwise provided for in this Section 5.2 or in any other relevant provisions of this Agreement or otherwise approved in writing by the Purchaser after the date hereof (which approval cannot be unreasonably withheld or delayed) or otherwise required by mandatory applicable Law, during the period from the Signing Date to the Closing Date (the “Interim Period”) the Sellers shall cause the Company to conduct its business (i) only in the ordinary course, properly and consistently with its past practice and (ii) in compliance with Law and Permits except where non-compliance would not have a Material Adverse Effect. In particular, but without limitation of the generality of the foregoing and subject to the aforesaid exceptions, the Sellers shall not sell or create any Encumbrance over the Company Shares or the Company Own Shares or other interest in the share capital of the Company and shall cause the Company:

(a)
not to acquire, in any form, lease or otherwise dispose of any participations in the equity of other companies, or acquire or lease (as lessor or lessee), in any form, any business or branch of business nor sale or lease or dispose of the Company’s business;

(b)
not to issue, or authorize the issuance of, any shares and/or option to subscribe shares in favor of third parties or grant any right to acquire the Company Shares, the Company Own Shares, any new share of the Company and/or any bonds and/or convertible bonds or other debt securities;

(c)
not to (a) declare, set aside or pay any dividend or distribution of reserve to the Sellers; or split, reacquire, redeem, combine or reclassify any of its shares; (b) undertake liquidation or dissolution or (c) create any subsidiary or (d) make any change to the by-laws of the Company;

(d)	not to enter into any new agreement for the borrowing of any funds except in the ordinary course of business and consistent with past practice;

(e)	not to prepay any borrowed money, refinance any debt, except in the ordinary course of business, consistent with past practice;

(f)	not to make any loans or advances to any other person, or guarantee any third party obligations;

(g)
not to enter into any new agreements, transactions or other arrangements of any nature whatsoever with the Sellers, related parties or with any officer, director, manager, executive employee of the Company, except for agreements, transactions and/or arrangements which are contemplated under any agreement and/or contractual arrangement already in force as of the date hereof (which have been disclosed to the Purchaser prior to the date hereof);

(h)
not to enter into any agreement, transaction or other arrangement for the transfer or disposal of any tangible asset, property or real properties currently owned by Company having a value exceeding Euro 50,000 except for sale agreements regarding the products manufactured by the Company in the ordinary course of business and for any agreement and/or any other commitment that is already in force as of the date hereof (which have been disclosed to the Purchaser prior to the date hereof);

(i)
not to enter into either a long-term (i.e., for a term exceeding 12 months) agreement which if terminated would trigger the payment of penalties for an amount higher than Euro 100,000, or an agreement involving a consideration in excess of Euro 50,000 per year other than in the ordinary course of business;

(j)
not to hire any new employee or fire any employee having the qualification of executive (dirigente) or any employee who reports directly to the executives (dirigenti), and not to increase the compensation of such employees currently employed by Company or provide, or agree to provide, a gratuitous payment or benefit to any such employee, except if such increase or benefit is required by Law or by collective labor agreements or agreements entered into prior to the execution of this Agreement;

(k)
not to sell, transfer, pledge or mortgage any intangible assets, if any, currently owned by the Company having a value exceeding Euro 50,000, except for any agreement and/or commitment that is already in force as of the date hereof;

(l)	not to waive any right having a value in excess of Euro 50,000;

(m)	not to enter into any agreement providing for capital expenditure in excess of Euro 50,000;

(n)	to maintain existing insurance over each insurable asset of the Company and for the conduct of its business in line with past practice and at existing level;

(o)	not to exercise any termination or withdrawal right under any Material Contract except for cause or default of the counterparty;

(p)	not to enter into any purchase order or sales agreement in excess of Euro 500,000 or with a term greater than 12 months; and

(q)	not to agree to do any of the above actions not permitted under the Interim Period.

5.2.2	During the period from the Signing Date to the Closing Date, the Sellers shall cause the Company:

(h)
to use its best efforts to ensure that the Chief Executive Officer, Chief Financial Officer, and Sales Manager of the Company are available to participate in meetings with the Purchaser in the United States at the Purchaser’s expense;

(i)
to provide the Purchaser and PricewaterhouseCoopers with cooperation and the documentation, books, and records of the Company that are reasonably requested by the Purchaser or PricewaterhouseCoopers, as the case may be, and reasonably necessary for the performance of the activities under Section 5.3.1;

(j)
to provide Grant Thornton with cooperation and the documentation, books, and records of the Company that are reasonably requested by Grant Thornton and reasonably necessary in order for Grant Thornton to complete the Audit;

(k)	to allow the Purchaser to review in detail the Company’s annual budget for 2015 and discuss the Company’s strategic plan for 2015-2018; and

(l)	to repay Indebtedness using any cash that would otherwise be available for distributions to the Sellers.

5.3	Appointment of PricewaterhouseCoopers and Grant Thornton and delivery of the Interim Management Accounts

5.3.1	Within two weeks of signing this Agreement, Purchaser will engage PricewaterhouseCoopers for its services of:
(a) assisting the Company’s management in preparing the 2014 Italian GAAP Financial Statements and the Company’s management in determining the Adjusted EBITDA; and
(b) assisting the Company’s management in preparing, as promptly as possible from the delivery by Sellers to the Purchaser and PricewaterhouseCoopers of the 2014 Italian GAAP Financial Statements, the 2014 U.S. GAAP Financial Statements to be used for the Audit.

5.3.2
Within two weeks of signing this Agreement, Sellers will engage, upon instruction of the Purchaser, Grant Thornton to conduct, as promptly as possible from the delivery by the Sellers to the Purchaser and PricewaterhouseCoopers of 2014 U.S. GAAP Financial Statements, the Audit of the 2014 U.S. GAAP Financial Statements. The costs of PricewaterhouseCoopers’ work and Grant Thornton’s work pursuant to Sections 5.3.1 and 5.3.2 will be borne by Purchaser.

5.3.3
The Sellers shall cooperate in good faith with Grant Thornton and Purchaser so as to allow Grant Thornton to complete the Audit and so as to allow Purchaser to prepare pro forma financial information of the Company in accordance with Regulation S-X and meeting the requirements of Form 8-K of the Securities Exchange Act of 1934 for purposes of the Purchaser’s reports or other filings (including any registration statement, any amendment thereto, or any prospectus supplement in connection therewith) with the United States Securities and Exchange Commission, including providing Purchaser and its representatives access to the books and records of the Company. The Parties acknowledge and agree that the Sellers will follow the instruction of the Purchaser for the above procedure and the Purchaser will be the only Party responsible for the relevant filing and registrations.

5.3.4
The Sellers hereby consent to the filing of the 2014 U.S. GAAP Financial Statements and the pro forma financial information with the United States Securities and Exchange Commission (to the extent required); it being understood that all the activities related to such filing will be done and prepared by the Purchaser and the Seller will act upon Purchaser’s instruction.

5.3.5
At Closing, the Sellers shall deliver to Purchaser the updated Interim Management Accounts as of (a) the last day of the month preceding the month in which the Closing shall occur, in case the Closing Date will fall after the 20th of a month or (b) the last day of the second month preceding the month in which the Closing shall occur, in case the Closing Date will fall between the 1st and the 20th (included) of a month.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller with no joint liability, with the exception of RIP who shall be jointly and severally liable, hereby makes the following representations and warranties in Section 6, each of which shall be true and correct as of the Signing Date and as of the Closing Date (or as of such date to which such representation or warranty expressly is made). Notwithstanding anything to the contrary herein, the Sellers will have several liability for the representations and warranties in Sections 6.2.2, 6.2.3, and 6.5. Sellers’ representations and warranties shall be deemed qualified by the exceptions and qualifications provided for in this Agreement which shall be deemed to apply to any and all of the Sellers’ representations and warranties even if not expressly referred to under the relevant representation.

6.1	Organization and standing

6.1.3
RIP is a company “società per azioni” duly organized, validly existing and in good standing under the Laws of Italy and has the full power and authority to conduct its business as presently conducted and to own its portion of the Company Shares, and has obtained all consents, approvals, licenses and authorizations pursuant to article 35 of the D. Lgs 58/1998 and any other applicable Laws to validly manage the assets of the Fund and it is entitled to carry out its own activity.

6.1.4	The Fund is a closed-end equity investment fund reserved to qualified investors (fondo di investimento mobiliare di tipo chiuso) duly established and validly existing under the Laws of Italy and has obtained all consents, approvals, licenses and authorization required for its incorporation pursuant to article 35 of the D. Lgs 58/1998 and any other applicable Laws.

6.1.5
From the date of the establishment, the Fund has not undertaken any obligation or incurred any liability other than those assumed by the Fund in the ordinary course of business for the management of the Fund and pursuant to its management rules.

6.1.6	No winding-up has been started or threatened in writing in respect of and against the Fund and no action has been taken which may result in the starting of any winding-up of the Fund.

6.1.7	The management rules of the Fund are in full force and effect.

6.2	Authorization

6.2.6	All corporate actions and formalities required to be taken by or on behalf of RIP and/or the Fund to enter into and to execute this Agreement, have been duly and properly taken.

6.2.7	GV, GF and MT are married under separate property regime; GS is married under community property regime.

6.2.8
Each Seller (i) has duly executed and delivered this Agreement, which constitutes a valid and binding obligation of each Seller and is enforceable against each Seller in accordance with its terms, assuming the valid and effective undertaking of the obligations set forth herein by the Purchaser, and (ii) will have, on the Closing Date, the full right and authority to transfer and deliver the relevant portion of the Company Shares to the Purchaser in accordance with the terms of this Agreement.

6.2.9
No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Governmental Authority or other Person is required in connection with the execution and performance of this Agreement or any of the transactions contemplated hereby by the Sellers.

6.3	No conflict
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under or require any notice under, the articles of incorporation or the by-laws of RIP or violate any judgement, order, injunction, award, decree, law or regulation applicable to any of the Sellers and do not:

(d)	conflict with any agreement, obligation or other transaction or arrangement to which the Fund is a party or which is binding upon the Fund or of any of the assets of the Fund; and

(e)	conflict with the management rules of the Fund.

6.4	No Brokers
No banker, broker, finder or other intermediary has been retained to act on behalf of each Seller or the Company, or has been otherwise involved in the negotiation, preparation or consummation of the transactions contemplated hereby who might be entitled to any fee or commission by the Purchaser or the Company in connection with the transactions contemplated by this Agreement.

6.5	Ownership and transfer of titles

Each Seller has good and marketable title to the respective portion of the Company Shares, free and clear of any Encumbrance and, upon consummation of the actions constituting the Closing, each Seller will transfer good and marketable title to the Company Shares free and clear of any Encumbrance.

6.6	Organization and standing; capitalization; subsidiaries and no conflict

6.6.1
The Company is a joint stock company (società per azioni) duly organized, validly existing and in good standing under the Laws of Italy and has the full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

6.6.2
The corporate capital of the Company is equal to Euro 3,500,000.00, fully paid in and divided into 700,000 shares, each share having a par value equal to Euro 5.00, which are owned beneficially and as of record by the Sellers, with respect to the Company Shares, or the Company, with respect to the Company Own Shares. The Company Shares and the Company Own Shares have been duly authorized and validly issued and are fully paid in and are not subject to any Encumbrance. No new shares or other securities are reserved for issuance and there are not outstanding or authorized option or warrant relating to the corporate capital of the Company or other commitment pursuant to which the Company is or may become obliged to issue shares or other equity interest in favour of third parties.

6.6.3	The Company has no equity interest in any company or Person, expect for the Company Own Shares and for the following participations:

(a)	a participation of a par value of Euro 250.00 in the Italian joint-stock consortium company Pordenone Energia – Società Consortile per Azioni; and

(b)	a participation of a par value of Euro 131.00 in the Italian limited-liability consortium company Rete – Impresa Società Consortile a Responsabilità Limitata.

6.6.4
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under the articles of incorporation or the by-laws of the Company or violate any judgment, order, injunction, award, decree, law or regulation applicable to the Company.

6.7	Financial Statements

6.7.1
At the time of Closing, the 2014 Italian GAAP Financial Statements have been prepared in accordance with Italian GAAP applied on a consistent basis and give a true and correct view (“in modo veritiero e corretto” pursuant to Article 2423 of the ICC) of the economic and financial situation of the Company as of the reference date.

6.7.2	The books and records of the Company have been kept in compliance with applicable Laws and reflect all transactions required to be reflected therein in accordance with such Laws.

6.7.3	The 2013 Financial Statements have been prepared in accordance with the accounting principles as historically applied by the Company.

6.7.4
The Interim Management Accounts has been prepared in accordance with the Company’s past practices and give a true and fair view of the assets and liabilities of the Company as of the relevant reference dates, subject to normal and recurring year-end adjustments.

6.8	Conduct of business

Since January 1, 2015, the business of the Company has been conducted in the ordinary course of business consistent with past practice.

6.9	Receivables
The Company’s receivables indicated in the Financial Statement and the other receivables as of the Closing Date are (and will be) validly existing, include appropriate reserves, derive from activities in the ordinary course of business of the Company and will be payable (“esigibili”) at the relevant payment date.

6.10	Products

6.10.1
Raw materials, semi-finished products, works in progress and finished products of the Company recorded in the 2014 Italian GAAP Financial Statements are physically existing as of the reference date and have been valued according to Italian GAAP, net of sufficient reserves.

6.10.2
Raw materials, semi-finished products, works in progress and finished products resulting from the physical count made in accordance with Section 2.3.1(a), at Closing Date, will be in normal operating condition and repair and marketable in the ordinary course of business.

6.11	Tangible properties and assets.

6.11.1
The Company has full and legal title to the use of all the movable and fixed assets currently used in connection with its businesses, as currently conducted. Each of such assets is free and clear from any Encumbrance.

6.11.2
Annex 6.11.2 contains a complete list of the real estate properties owned or used by the Company (“Real Properties”). The Company has valid title to the Real Properties and such title is not subject to any Encumbrance. The Company does not lease – as landlord or tenant – any real estate properties.

6.11.3
Annex 6.11.3 contains a complete list of the plant and machineries and equipment owned, leased – or otherwise used – by the Company; the relevant lease agreements and other contractual relationships through which the Company has title to use the above assets are in full force and effect and have been executed at arm’s length. The plant and machineries and equipment are in normal operating conditions and are transferred on an as-is basis (“visti e piaciuti”).The Purchaser expressly declares to have verified their status of wear and tear and expressly acknowledges and accepts the above.

6.12	Tax

6.12.1
All Tax returns, reports and forms required by any applicable Law to be filed by or on behalf of the Company prior to the date hereof have been and, for the period until the Closing Date, will be duly and in a timely manner (within any applicable extension periods) filed as prescribed by applicable Law and such Tax returns are substantially and formally true complete and correct.

6.12.2
Except for what indicated in Annex 6.12.2, all Taxes for which payment is due prior to the Closing Date have been (or will be) paid prior to that date or will be properly registered in the Company’s records.

6.12.3	No material claims are being threatened in writing by any Governmental Authority with respect to any Taxes of the Company.

6.13	Litigation
Except for the claims set forth in Annex 6.13, the Company is not party (as plaintiff or defendant) to any litigation conducted or threatened in writing by any Person or Governmental Authority against the Company before a Court and/or arbitration panel.

6.14	Material Contracts

6.14.1	Annex 6.14.1 contains a true, complete and accurate list, to the extent they are in force (in total or in part) as of the date hereof, of the following written contracts (“Material Contracts”):

(a)
any contract entered into by the Company materially restricting the Company from engaging in any line of business or limiting the freedom of the Company to compete in any line of business operated by it in any geographic area or requiring it to share any profits derived from the business;

(b)
any joint venture, consortium (excluding consortia mandatorily provided for by the Law), European economic interest grouping, partnership, “associazione in partecipazione” agreement, as well as other equivalent legal cooperation forms provided for under the applicable Laws of the relevant jurisdiction binding the Company;

(c)	any contract entered into by the Company which imposes commitments on the Company for future monetary obligations by the Company;

(d)	any contract that contains a commitment by the Company for capital expenditures;

(e)	any lease agreement entered into by the Company;

(f)	any loan agreement and credit agreement whereby the Company has borrowed (or undertaken, or been allowed, to borrow) money; and

(g)
any contract whereby an employee of the Company has undertaken not to perform any business activity that is in competition with the Company. Annex 6.14.1 includes the monthly compensation paid to each employee for such non-competition obligation.

6.14.2
Each Material Contract is valid, binding and enforceable against the Company in accordance with its terms, and is in full force and effect, as of the date hereof and has been performed, and will be performed, in all material respects, until the Closing Date, by the Company in accordance with the terms and conditions thereof.

6.14.3
The Company has not received as of the date hereof any written notice that (i) it is in default under any Material Contract or (ii) the counterparty to any Material Contract intends to terminate such Material Contract. Except for those Material Contracts expressly indicated in Annex 6.14.3, no Material Contract contains a right of the counterparty to terminate or withdraw from the relevant agreement due to the change of control of the Company.

6.15	Employees

6.15.1
Annex 6.15.1 lists all persons currently having an employment relationship with the Company as of the Signing Date (the “Employees”) and indicates (i) those employees who have a fixed-term contract, and (ii) those persons who are temporary workers. Each

Employee has been properly recorded as an employee in the appropriate books of the Company.

6.15.2
Except as set forth in Annex 6.15.2, all social security and welfare charges required to be paid by Company under any applicable social security, labor, welfare and health law and under any bargaining agreement in respect of each Employee have been paid or adequately reserved or accrued for.

6.15.3
None of the executives (dirigenti) or the Commercial, Forge Shop, or Machine Shop Managers (collectively, the “Management”) has given to the Company, as of the Signing Date, any written notice of termination of his employment with the Company. Annex 6.15.3 sets forth all the components of the compensation (including base salary, non-competition compensation, retention pact compensation, and any other compensation elements), benefits (including the amount paid by the Company for such benefits), and retention packages applicable to each of the Management as of the Closing Date, in connection with their employment, the success of the transaction contemplated hereby or for any other reason.

6.15.4
To Sellers’ Knowledge, the suppliers and subcontractors providing activities for the benefit of the Company have conducted their business in a way that the employees, consultants and self-employed workers acting for such suppliers and subcontractors have no reasonable grounds to bring against the Company any claim which arises from the performance, up to the Closing Date, of the above activities by the suppliers and subcontractors.

6.15.5
Except as set forth in Annex 6.15.5, as of the date hereof (i) the Company is not party to any dispute, whether judicial or non-judicial, with any Employee or any person claiming the status of employee of the Company and (ii) the Company has not been affected by any labor strike or stoppage. The Company has not carried out any plant closing, mass layoff or collective dismissal of former employees.

6.15.6
The Company has duly fulfilled all obligations deriving from the Law 68/99 (concerning mandatory employment of disabled employees) and from the specific agreement entered into on February 1, 2013 with the Province of Pordenone allowing the Company to employ a reduced number of disabled workers.

6.15.7
The Company has duly complied with the repayment plan entered on May 27, 2013 with reference to a debt against INPS of a total amount of Euro 621.703,00 (due to omitted payment of social security contributions) and as of December 31, 2014, n. 3 installments remain to be paid for a total sum of Euro 77,608.00.

6.15.8	None of the employees terminated between 2009 and the Closing Date have challenged the dismissal or proposed claims concerning their resignation.

6.15.9
Except as set forth in Annex 6.15.9, the Company has timely and accurately reported all accidents to the Istituto Nazionale per l’Assicurazione contro gli Infortuni sul Lavoro (“INAIL”) and Annex 6.15.9 lists those incidents where INAIL seeks reimbursement from the Company.

6.16	Permits
The Company has the permits, authorizations, fit for use certificates, and licenses required by applicable Law for the conduct of its business as it is currently conducted and listed on Annex 6.16 (collectively, the “Permits”) and, as of the date hereof, has not received by any competent

Governmental Authority any written notice for the revocation or suspension of such Permits and licenses.

6.17	Environmental

6.17.1	The Company is and has been at all times and in all material respects in compliance with any applicable environmental Laws.

6.17.2	The Company has not received any written notification of its any material non-compliance with any environmental Laws.

6.17.3
The consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby will not result in a breach of, or give rise to a right of termination of, any environmental permits.

6.18	Insurance
As of the date hereof, the Company maintains the insurance policies for the conduct and operation of its business that are set out in Annex 6.18. The Company will maintain up to the Closing Date substantially the same level of insurance coverage provided by the insurance policies provided under such Annex 6.18.

6.19	Intellectual Property
Annex 6.19 contains a correct and complete list of all the Intellectual Property Rights owned by the Company. The Company is the owner of or legitimate holder of the Intellectual Property Rights used for the performance of its business. The Company is the exclusive owner of the customer database and has not granted to any third party the right to use its customer database other than in the ordinary course of business. To the Sellers’ Knowledge, the Company has not and does not infringe third parties’ Intellectual Property Rights nor are there third parties that have formulated claims in relation to the Company’s Intellectual Property Rights. The ownership of the customer database, and the Intellectual Property Rights used by Company, are not being infringed by any Person.

6.20	Customers
Annex 6.20 contains a correct and complete list of the ten largest customers by Euro volume of the Company for the year ended December 31, 2014. None of such customers has terminated or reduced or, to Sellers’ Knowledge, threatened to reduce, its relationship with the Company.

6.21	Suppliers
Annex 6.21 contains a correct and complete list of the ten largest suppliers by Euro volume of the Company for the year ended December 31, 2014, including any suppliers that may be a sole or primary source supplier of raw materials, goods equipment or services to the Company. None of such suppliers has increased or threatened to increase the pricing terms given to the Company, other than in the ordinary course of business, or has ceased or, to Sellers’ Knowledge, threatened to cease to continue to be suppliers to the Company after the Closing.

6.22	Warranty
The products sold and services provided by the Company now, and at all times during the two (2) year period prior to the Closing, conform to and meet the standards required by applicable contract and Law, including all applicable customer and governmental specifications. No warranty or product liability claims has been made against the Company in the last two (2) years. No claims of customers or others based on an alleged or admitted defect of material, workmanship, or design or otherwise in, or in respect of, the Company’s products are pending or, to Sellers’ Knowledge, threatened in writing.

6.23	Undisclosed Liabilities
There are no liabilities that would be required by Italian GAAP to be reflected in the 2014 Italian GAAP Financial Statements, other than (a) liabilities reflected or reserved against in the 2014 Italian GAAP Financial Statements or (b) liabilities that were incurred since the reference date of the 2014 Italian GAAP Financial Statements in the ordinary course of business consistent with past practice or (c) in any case covered by the Indebtedness Adjustment.

6.24	Limitation on representations and warranties

6.24.1
The Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement and specifically the representations and warranties in Article 6, neither each Seller nor any of its members, partners, trustees, beneficiaries, directors, officers, managers, employees, attorneys, accountants, contractors, consultants, agents or representatives, have made any representation, warranty, guaranty, promise, projection or prediction whatsoever with respect to the Company and/or its business, written or oral, express or implied or arising by operation of law, including but not limited to any representation and warranties relating to the financial projections, budget or management analyses to the future performance and/or profitability of the Company. The representations and warranties contained herein represent all the representations and warranties of each Seller.

6.24.2
The Purchaser is relying only on the representations and warranties expressly made by each Seller in this Agreement and Sellers’ representations and warranties contained in this Agreement shall not be affected by any investigation or review of the business or accounts of the Company conducted by Purchaser or by its accountants, counsel or other representatives prior to the date hereof or the Closing Date, nor by any actual or alleged prior knowledge by Purchaser of any breach or violation of such warranties and representations.

7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby makes the following representations and warranties to each Seller, each of which shall be true and correct as of the date hereof and as of the Closing Date.

7.1	Organization and Standing
The Purchaser is a corporation duly organized, validly existing under its Laws of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

7.2	Authorization

7.2.2
All corporate acts and other proceedings required to be taken by or on behalf of the Purchaser to authorize the Purchaser to enter into and to carry out this Agreement have been duly and properly taken, and, assuming the valid and effective undertaking of the obligations set forth herein by each Seller, this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

7.2.3
No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Governmental Authority or authority or other Person is required by the Purchaser in connection with the execution and performance of this Agreement or any of the transactions contemplated hereby.

7.3	No Conflict
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of, the articles of incorporation or the by-laws of the Purchaser or violate any judgement, order, injunction, award, decree, law or regulation applicable to the Purchaser.

7.4	No Broker
No banker, broker, finder or other intermediary has been retained to act on behalf of the Purchaser, or has been otherwise involved in the negotiation, preparation or consummation of the transactions contemplated hereby who might be entitled to any fee or commission by each Seller connection with the transactions contemplated by this Agreement.

8.	INDEMNIFICATION

8.1	Indemnification obligations of the Sellers

8.1.4
Subject to the consummation of the Closing and in accordance with the other provisions of this Article 8, each of the Sellers, with no joint liability except for RIP who shall be jointly and severally liable, shall indemnify the Purchaser in respect of:

(a)
any and all Losses actually incurred or suffered by the Purchaser which are a direct consequences of a breach by the Sellers of the representations and warranties given in Article 6; provided that the Sellers shall have several liability for the representations and warranties in Section 6.2.2, 6.2.3, and 6.5;

(b)
any and all Losses actually incurred or suffered by the Purchaser which are a direct consequences of a breach of the undertakings and covenants (other than as a result of any breach of the representations and warranties) of the Sellers contained in this Agreement; and

(c)	any and all Losses actually incurred or suffered by the Purchaser related to the matters set forth on Annex 8.1.1.

8.2	Limitation of indemnification obligations

8.2.1	Without prejudice to any other limitations set forth herein, in no event shall any of the Sellers be liable vis-à-vis the Purchaser under this Article 8 in respect of:

(a)
any actual or alleged breach of the representations and warranties set forth in Article 6 referred to therein (other than representations and warranties referred to under this Section 8.2.1, point (ii) below) which is notified to the Sellers pursuant to Section 8.3 after the expiry of the 24 month after the Closing Date; notwithstanding the foregoing, (a) claims related to the representations and warranties set forth in Section 6.12 (Tax) may be asserted until 30 days after the statute of limitations period for an assessment or reassessment of such matters under applicable Law expires, (b) claims related to the representations and warranties set forth in Section

6.4 (No Brokers), 6.15 (Employees), and 6.17 (Environmental) or regarding the matters listed in Annex 8.1.1 may be asserted until the fifth (5th) anniversary of the Closing Date, and the Sellers shall have liability vis-à-vis the Purchaser for such liabilities until such later date.

(b)
Claims related to any actual or alleged breach of the representations and warranties set forth in Sections 6.2 (Authorization), 6.5 (Ownership and transfer of titles), and 6.6 (Organization and standing; capitalization; subsidiaries) (collectively, the “Fundamental Representations”) shall survive indefinitely and may be asserted at any time and the Sellers shall have liability vis-à-vis the Purchaser indefinitely with respect thereto.

8.2.2	In no event shall any of the Sellers be liable vis-à-vis the Purchaser under this Article 8:

(a)
if the amount of the Losses due pursuant to Article 8, in connection with any single occurrence, or series of similar occurrences based on substantially the same legal grounds, giving rise to liability pursuant thereto does not exceed Euro 10,000;

(b)
if the aggregate of all amounts due pursuant to Article 8 does not exceed Euro 150,000 (the “Threshold”) in the aggregate, provided that (x) all sums in respect of which Sellers’ liability shall be excluded pursuant to point (a) above shall not be taken into account for the purposes of the Threshold and (y) in case the Threshold is exceeded, the Sellers shall be liable only for the exceeding amount.

8.2.3
In addition and without prejudice to the above, the Sellers’ maximum liability shall not exceed in the aggregate Euro 4,000,000.00 (the “CAP”) (except for the liability of Sellers arising from the breach of the Fundamental Representations for which the maximum liability will be the Purchase Price); it being understood that the maximum liability of each Seller shall not exceed the following percentage of the CAP:

(d)	up to 100% (one hundred per cent) of the CAP (and of any Loss due) for RIP;

(e)	up to 8% (eight per cent) of the CAP (and of any Loss due) for GV;

(f)	up to 4.40% (four point forty per cent) of the CAP (and of any Loss due) for GF;

(g)	up to 0.80% (zero point eighty per cent) of the CAP (and of any Loss due) for GS;

(h)	up to 0.80% (zero point eighty per cent) of the CAP (and of any Loss due) for MT.

8.2.4	In addition and without prejudice to the above, the Losses to be indemnified pursuant to this Article 8 shall be net of:

(a)
the amount of any insurance coverage of the Purchaser or the Company, in case and to the extent that any Loss to be indemnified by the Sellers is covered by any insurance policy of the Purchaser and / or the Company, as the case may be;

(b)	the amount paid to the Purchaser or the Company by any third party with respect to the Loss to be indemnified by the Sellers;

(c)
any amount deductible by and/or Tax saving of the Purchaser or the Company for income Tax, in case and to the extent that any Loss to be indemnified by the Sellers is deductible by the Purchaser or the Company for income Tax purposes in any given fiscal year and the deduction of such Loss actually determines (taking into account any Tax paid or accrued on the indemnity received by Purchaser hereunder) a Tax saving for the Purchaser or the Company, as the case may be;

(d)	the amount of any specific provision or reserve, in the event and to the extent that any Loss to be indemnified is covered by any provision or reserve under the 2014 Italian GAAP Financial Statements.

8.2.5
If the Purchaser is entitled to indemnification for a Loss under more than one provision of this Agreement (also with respect to the Adjustment provisions pursuant to Section 2.3), the Purchaser shall be entitled to indemnification only once for such Loss and only in connection with the breach of the more specific representation and warranty. By way of example, for any breach of a representation and warranty which could be also considered as a breach of a representation and warranty on the Financial Statement, the Purchaser will be entitled to claim only for the breach of such specific representation and warranty (and not for the more general breach of the representation and warranty on the Financial Statement) with no duplication whatsoever. In addition to the above, in no event shall the Purchaser be entitled to indemnification for a Loss for breach of a representation and warranty for any matter covered by the Post-Closing Adjustment and/or the Final Indebtedness Adjustment.

8.2.6
Should at any time between the Closing Date and the date upon which the Sellers’ liability expires pursuant to Section 8.2.1 above, a Law or regulatory rule or administrative order be enacted giving the right to settle or agree in whole or in part any Tax obligation of the Company, the Sellers shall be entitled to ask the Purchaser that the Company avails itself of the amnesty. In the event that the Purchaser does not accept such request, the amount of the indemnification that the Purchaser may recover from the Sellers in connection with matters that would be covered by the amnesty may not exceed the amount that would have been payable by the Company as a result of the acceptance of the amnesty. All costs, taxes, expenses and/or charges of any nature arising from such amnesty shall be charged, pro-quota, to the Sellers.

8.2.7
The representations and warranties of the Sellers, and the Purchaser’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any due diligence investigation made by or on behalf of the Purchaser or by reason of the fact that the Purchaser knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.3	Indemnification Procedure

8.3.1
If any event occurs which could give rise to the Sellers’ indemnification obligations under this Article 8, the following provisions shall apply. For the purposes of Section 8.3, Section 8.4 and Section 9.10, the Sellers hereby irrevocably jointly appoint RIP as common legal representative, for the purposes of the exercising their rights and obligation, with the representation power to act on their behalf, taking any action deem necessary, appropriate and useful in this connection, including but not limited to, the power to settle Indemnification Claims.

8.3.2
Should the Purchaser become aware of any event, act, claim or omission, or other matter in relation to which the Sellers may be requested to indemnify it under this Article 8 (hereinafter “Indemnification Claim”), the Purchaser shall give notice thereof in writing to RIP, copy to the other Sellers as soon as reasonably practicable and in any event within 25 (twenty five) Business Days from the date in which it becomes aware of the Indemnification Claim (or in the shorter period required by reference to time bars or limitation periods or in those cases where delay by the Purchaser may render the Sellers’ right to defend excessively onerous or in an unjustifiable way). Such communication (hereinafter the “Indemnification

Notice”) shall specify whether the Indemnification Claim originates from a third party claim against the Purchaser and/or the Company (hereinafter “Third Party Claim”) or whether the Indemnification Claim is not of such nature (hereinafter “Direct Claim”) and must also indicate in reasonable details the grounds of fact upon which the Indemnification Claim is based as well as the amount of Indemnification Claim, if possible. The Purchaser shall provide RIP (and its advisors) with reasonable access during normal business hours to personnel of the Purchaser and/or the Company, as the case may be, and to any premises, accounts, documents and records which are relevant to such Indemnification Claim, and shall provide the assistance reasonably required to allow it to defend its rights before and during a possible legal or arbitration dispute as well as all appropriate steps for the protection of their interests.

8.3.3
In case of a Direct Claim, following receipt by RIP of the Indemnification Notice, RIP shall have 30 (thirty) Business Days as of the date of receipt of the Indemnification Claim, to challenge the Indemnification Claim on behalf of all the Sellers. In the event that the Indemnification Notice is not challenged by RIP within the above mentioned period of 30 Business Days, the Indemnification Claim referred in the Indemnification Notice shall be deemed to have been accepted by RIP (and, as a consequence, by all the Sellers) for the purposes of its indemnification obligations pursuant to this Agreement.

8.3.4
In the event the Indemnification Notice is challenged by RIP in accordance with Section 8.3.3, then during a period of 30 (thirty) Business Days following the date of challenge of the Indemnification Claim by RIP, the latter and the Purchaser shall attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, RIP and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may be submitted to binding arbitration pursuant to Section 9.10 hereof.

8.4	Third Party Claims

8.4.5
In Case of a Third Party Claim, RIP shall have the right (but not the obligation) to assume the defense of such Third Party Claim, at Sellers’ expense, provided that the Purchaser, at its costs and expenses, may participate in, but shall not control, the defense of such Third Party Claim, with its counsel. In each case, the Purchaser will cooperate in any reasonable manner with RIP, including making available evidence reasonably within its control, directly or indirectly and using its best efforts so as to ensure that the persons needed as witnesses who are employed by Purchaser and/or Company make themselves available to appear as witnesses, in each case as needed for such defense.

8.4.6
In the event that RIP (i) elects not to assume the defense of such Third Party Claim within the 20 (twenty) Business Day after the Purchaser has given the Indemnification Notice, the Purchaser shall properly, diligently and duly defend, and shall cause Company to properly, diligently and duly defend, as the case may be, the Third Party Claim in an effective and cost-efficient manner; provided that RIP, at Sellers’ costs and expenses, may participate in, but shall not control, the defense of such Third Party Claim, with its counsel.

8.4.7
The Purchaser shall not and shall cause Company not to make or accept any settlement agreements with respect to any Indemnification Claim, without the prior written consent of RIP, that will be free to consent or not, at their sole discretion.

8.4.8
If a firm offer is made to the Purchaser or the Company to settle any claim, action or demand which RIP, but not the Purchaser, is willing to accept, the Purchaser and Company shall be free not to enter into such settlement and to commence or continue litigation, at their own expense, but any Sellers’ liability under Article 8 shall be eventually limited to the amount of the proposed settlement.

8.5	Payment of the Losses
The Losses shall be paid to the Purchaser, or, upon its written request, to the Company, with no duplication whatsoever, within 30 days from:

(a)	the expiry date of the 25 Business Day term set forth in Section 8.3.3, in case no challenge of the indemnification is made by RIP;

(b)	the date in which the Parties found a settlement written agreement pursuant to Section 8.3.4;

(c)	the date of a final and not- appealable decision by the arbitration court pursuant to Section 9.10, condemning the Sellers to pay the Losses;

(d)	the date of a final and not appealable decision of a court in case of a Third Party Claim; or

(e)	the date of a settlement of a Third Party Claim, if the settlement has been authorized by RIP in writing.

8.6	Manner of Satisfying Losses
Payments owed by Sellers in satisfaction of Sellers’ indemnification obligations pursuant to this Article 8 shall be (i) paid out of the Escrow Amount according to the procedures set forth in the Escrow Agreement, during the time period that the Escrow Account is in place (ii) from the Bank Guarantee, during the time period that the Bank Guarantee is in place, and (iii) then the balance of such Losses shall be paid directly by Sellers.

8.7	Exclusive remedy
Absent fraud, intentional misrepresentation or willful misconduct, the indemnification provisions in this Article 8 shall be the sole and exclusive remedy of the Parties with respect to any claim for indemnification for Losses arising from or in connection with this Agreement. No claim shall be asserted against the Sellers in respect of any warranty, representation, indemnity, covenant, undertaking, obligation toward third parties, liability under any statute or legal principle or otherwise arising out, of or in connection with, the transactions contemplated

8.8	Bank Guarantee
Upon completion and payment of the Post-Closing Adjustment and the Final Indebtedness Adjustment, if any, the Sellers shall be entitled to receive, from the Escrow Agent the payment of the Escrow Amount (in the amount remaining after the Post-Closing Adjustment and the Final Indebtedness Adjustment) and accrued interests, conditional upon delivery to the Escrow Agent of a Bank Guarantee, as collateral for the indemnification obligations of the Sellers, having a maximum duration of 4 (four) years and for the maximum guaranteed amount equal to Euro 4,000,000.00, pursuant to the provisions of the Escrow Agreement. The maximum guaranteed amount shall be reduced as follows:
amount Euro 4,000,000.00 for the first twelve (12) months from closing; reduction to Euro 3,000,000.00 (plus the amount of any claim outstanding at such date) from the 13th – 24th months from closing; reduction to Euro 2,000,000.00 (plus the amount of any claim outstanding at such date) from the 25th – 36th months from closing; reduction to Euro 1,000,000.00 (plus the amount of any claim outstanding at such date) from the 37th – 48th months from closing.

9.	MISCELLANEA

9.1	Duty of confidentiality

9.1.8
The Parties acknowledge and agree that the existence of this Agreement and the terms and other information set forth herein shall be subject in all respects to the Confidentiality Agreement entered into by the Parties on March 10, 2014. This entire Section 9.1.1 shall survive the termination of this Agreement.

9.1.9
The Parties shall not be deemed in breach of this Section 9.1 by virtue of (i) any disclosure made pursuant to the provisions or requirements of any applicable Law or any rule issued by any regulatory or stock exchange authority having jurisdiction on any of the Parties, or (ii) issuing any public announcement in accordance with the terms of Section 9.2.

9.2	Public announcements
Except as otherwise mandatorily required under any Law or rule issued by a Governmental Authority or other regulatory or stock exchange authority having jurisdiction on the Purchaser or the Sellers or their respective Affiliates, no publicity, release or announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby shall be issued without the prior written consent and approval, as to both form and content, of the other Party, provided that such consent or approval cannot be unreasonably withheld and that the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

9.3	Assignment
Except as otherwise provided for in Section 2.5 above, neither Party may assign any of its rights interests or obligations hereunder without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall have no effect.

9.4	Notices

9.4.5
All notices, request, demands or other communications required or permitted under this Agreement shall be given in writing and delivered personally or by overnight courier, registered or certified mail, or sent by email or facsimile, as follows:

if to the Purchaser:
Michael Lipscomb
Chief Executive Officer
SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103
Fax 011-216-274-9734
mlipscomb@sifco.com
with copy (which shall not constitute notice) to:
c/o Megan L. Mehalko, Esq.
Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, 23rd Floor
Cleveland, Ohio 44114
Fax 011-216-363-4588
Email: mmehalko@beneschlaw.com
if to RIP:
Luigi Terranova
Managing Director
Riello Investimenti Partners SGR S.p.A.
Via Melone n. 2
20121 Milano
Fax: +39 02 8056159
Email: l.terranova@riellopartners.it
with a copy (which shall not constitute notice) to :
Avv. Alberto Nanni
c/o Gianni, Origoni, Grippo, Cappelli & Partners
Piazza Belgioioso n. 2
20121 Milano
Fax: + 39 02 76009628
if to GV and/or GF and/or GS and/or MT, jointly to:
Giancarlo Sclabi
Via Nuova n. 43
33030 San Vito di Fagagna (UD)
Email: sclabifamily@gmail.com
with a copy (which shall not constitute notice) to :
Avv. Alberto Nanni
c/o Gianni, Origoni, Grippo, Cappelli & Partners
Piazza Belgioioso n. 2
20121 Milano
Fax: + 39 02 76009628
or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

9.4.6
If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by registered or certified mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

9.5	Taxes and other expenses

9.5.1
Irrespective of whether the Closing shall have occurred, each of the Purchaser and the Sellers shall pay their own fees, expenses and disbursements incurred by it in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to such Party’s respective auditors, advisors and legal counsel.

9.5.2
The fees and expenses due to the Notary Public in connection with his/her services provided for the execution and performance of the activities provided for herein in connection with the sale of the Company Shares as well as any Tax due in relation thereto shall be borne and paid by the Purchaser.

9.6	Entire Agreement
This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof.

9.7	Amendments in Writing
No changes to, no amendment to and no waiver of any rights under this Agreement shall be effective unless made in writing and signed by the Parties.

9.8	Severability
If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

9.9	Applicable Law
This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the Republic of Italy.

9.10	Disputes resolution

9.10.1
Any disputes that may arise from this Agreement shall be settled by arbitration in accordance with the procedural rules of the Camera Arbitrale Nazionale ed Internazionale di Milano. The seat of the arbitration shall be Milan, Italy and its language will be English. For the purposes of this Section 9.10, the Sellers shall be considered as one single Party, and shall be represented by RIP. In case, notwithstanding the above, the Sellers will be considered as different parties, then the rules for the multi-parties arbitration of the Camera Arbitrale Nazionale ed Internazionale di Milano will apply.

9.10.2
The arbitration panel shall consist of three arbitrators: one to be appointed by the Purchaser, one to be appointed by RIP (on behalf of the Sellers) and the third arbitrator, who will act as Chairman of the panel, shall be appointed by the arbitrators designated by the Parties. In case the two arbitrators do not reach an agreement for the appointment of the Chairman of the panel within 30 (thirty) days from their appointment and/or any of the Party does not appoint its arbitrator within 30 (thirty) days of the appointment of the arbitrator by the other Party, as the case may be, the Chairman of the panel, and/or the arbitrator not appointed by the relevant Party, will be appointed by the Arbitral Council of the Chamber of National and International Arbitration of Milan.

9.10.3	The expenses of the arbitration proceedings shall be borne by the Parties in accordance with the applicable determinations of the arbitration panel.

9.10.4	For any matter which cannot be subject to the arbitration, the Court of Milan shall have exclusive jurisdiction.

*** *** ***
Should you agree with our above proposal, please transcribe the text of this Share Purchase Agreement and return to us two original copies (one to Riello Investimenti Partners SGR S.p.A. and one to Mr. Giancarlo Sclabi) of such document duly executed (and initialized on each page, including the annexes) for your irrevocable and unconditioned acceptance.

Riello Investimenti Partners SGR S.p.A.

/s/ Luigi Terranova
Name: Luigi Terranova
Title: Managing Director

Giorgio Visentini

/s/ Giancarlo Sclabi
Name: Giancarlo Sclabi
Title: Attorney-in-fact

Giorgio Frassini

/s/ Giancarlo Sclabi
Name: Giancarlo Sclabi
Title: Attorney-in-fact

Giancarlo Sclabi

/s/ Giancarlo Sclabi

Matteo Talmassons

/s/ Giancarlo Sclabi
Name: Giancarlo Sclabi
Title: Attorney-in-fact

SIFCO Industries, Inc.
/s/ Michael S. Lipscomb
Name: Michael S. Lipscomb
Title: Chairman & CEO